Exhibit 10.46
Certain information has been redacted from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type that the Registrant treats as private or confidential. The Registrant hereby agrees to furnish an unredacted copy of the exhibit and its materiality and privacy or confidentiality analyses to the Commission upon request.

Joint Development Agreement
Mabanaft GmbH & Co. KG (Mabanaft)
Vast Renewables Limited (Vast)
June 4th, 2024
SYDNEY | MELBOURNE | PERTH

Gilbert + Tobin	| page | 2

	6.12	Resolution without meeting	22

	6.13	Minutes	22

	6.14	Sub-committees	23

	6.15	Costs and expenses	23

7	Project Manager Appointment		23

	7.1	Appointment	23

	7.2	Powers	23

	7.3	Removal and replacement	24

8	Project Administration		24

	8.1	Project Team	24

	8.2	Access to site	24

	8.3	Accounting	25

	8.4	Reports	25

	8.5	Project Policies	25

9	Future Projects Right of First Refusal		25

	9.1	Offtake Offer	25

	9.2	Mabanaft Response	26

	9.3	Survival	26

10	Relationship of Parties		27

	10.1	Relationship	27

	10.2	Party’s covenants	27

	10.3	Party warranties	27

	10.4	Marketing	28

	10.5	Limitation of liability	28

	10.6	Exceptions	28

	10.7	Liability in connection with Steering Committee	28

	10.8	Indemnity for wrongful acts or omissions	28

Gilbert + Tobin	| page | 3

	10.9	Limits to indemnity for wrongful acts or omissions	28

	10.10	Benefits held on trust	29

11	Feasibility Study and Final Investment Decision		29

	11.1	Conduct of Feasibility Study	29

	11.2	Determination of Feasibility Study and taking FID	29

	11.3	SM1 SPV	29

	11.4	Joint Venture Agreement	30

12	Withdrawal and introduction of Additional Investors		31

	12.1	Withdrawing from the Project	31

	12.2	Additional Investors	32

13	Non-solicitation		32

14	Default and termination		33

	14.1	Event of Default	33

	14.2	Default Notice	33

	14.3	Suspensions of rights following an Event of Default	33

	14.4	Deemed withdrawal following an Event of Default	34

	14.5	Failure to provide Offtake Offer	34

	14.6	Failure to achieve Commercial Operations for VS1	34

	14.7	Defaulting Party continues to be liable	35

	14.8	Termination when only one remaining Party	35

	14.9	Effect of expiration or termination	35

15	Dispute Resolution		36

	15.1	Amicable settlement	36

	15.2	Arbitration	36

	15.3	Urgent interlocutory relief	36

	15.4	Costs	36

16	Transfers and Change of Control		36

Gilbert + Tobin	| page | 4

	16.1	Restriction on Transfers	36

	16.2	Transfers to Related Bodies Corporate	37

	16.3	Change of Control	37

17	Intellectual property		37

	17.1	Background IP	37

	17.2	Development and creation of Intellectual Property must be notified	37

	17.3	Developed Common IP	37

	17.4	Product Development Agreement	38

18	Insurance		38

19	Confidentiality		39

	19.1	Confidentiality obligation	39

	19.2	Exceptions	39

	19.3	Information Recipient’s obligations	40

	19.4	Media or public announcement	40

20	Compliance		40

	20.1	Definitions	40

	20.2	Representations and warranties	42

	20.3	Associated Person involvement	43

	20.4	Notification	43

	20.5	Audit, Right to terminate and suspension of the Agreement	43

	20.6	Suspension of the Agreement in the event Sanctions prevent any Parties from the execution	44

	20.7	Export control (when applicable)	44

21	Notices and other communications		45

	21.1	Service of notices	45

	21.2	Effective on receipt	45

22	General provisions		46

Gilbert + Tobin	| page | 5

22.1	Alterations	46

22.2	Approvals and consents	46

22.3	Costs	46

22.4	Stamp duty	46

22.5	Survival	46

22.6	Counterparts	47

22.7	No merger	47

22.8	Entire agreement	47

22.9	Further action	47

22.10	Severability	47

22.11	Waiver	48

22.12	Payments	48

22.13	Governing law and jurisdiction	48

22.14	Ipso Facto Stay	48

22.15	Remote conferencing	48

22.16	Third Party Rights	48

Execution page		49
Date: June 4th, 2024

Gilbert + Tobin	| page | 6

Parties
1Mabanaft Gmbh & Co KG having its registered seat in Hamburg, registered in the commercial register of the local court of Hamburg under no. HRA 99132, with business address at Koreastraße 7, 20457 Hamburg, Germany (Mabanaft)
2Vast Renewables Limited ACN 136 258 574 of 226-230 Liverpool Street, Darlinghurst, NSW, 2010 (Vast)

Background
AVast is a developer of CSP Technology and renewable energy and green fuels projects.
BMabanaft is a 100%-owned subsidiary of Marquard & Bahls Aktiengesellschaft of Hamburg, Germany, and is a leading independent and integrated energy company providing energy solutions for transportation, heating and industrial needs.
CMabanaft has the development, commercial and operational expertise in liquid fuels to contribute to the development of the Project and has expressed an interest in developing commercial scale projects using methanol combined with the CSP Technology with Vast.
DVast has a strong and growing pipeline of CSP projects in Australia and around the world and has expressed an interest in developing projects with Mabanaft combining Mabanaft’s liquid fuels expertise with the CSP Technology to deliver utility-scale zero-emissions dispatchable heat, power and green fuels.
EThe Parties are entering into this Agreement to set out the basis on which the Parties will pursue the development of the Project, including:
(i)carrying out a Feasibility Study;
(ii)developing and negotiating a Joint Venture Agreement;
(iii)the Parties deciding whether to take FID and proceed with the Project following completion of the Feasibility Study; and
(iv)steps to be taken following FID.

2    Defined terms and interpretation
2.1    Defined terms
In this document:
Additional Investor has the meaning given in clause 12.2(a).
Adviser has the meaning given in clause 6.10.
Agreement means this agreement.
ARENA means the Australian Renewable Energy Agency.

Gilbert + Tobin	| page | 7

Authorisations means all authorisations, leases, licences, permits, approvals, registrations and consents required by any Governmental Authority or under applicable law (including, if applicable, the Foreign Acquisitions and Takeovers Act 1975 (Cth)) for the conduct of the Development Activities or the development and operation of the Project.
Background IP means, in respect of a Party, the Intellectual Property Rights which:
(a)were owned by, or licensed to, that Party before the Commencement Date;
(b)are developed by that Party independently of, and otherwise without connection with, this Agreement or the Project; or
(c)are derived, directly or indirectly, from the Intellectual Property Rights described in paragraphs (a) or (b) of this definition, in each case:
(d)as proven by tangible evidence; and
(e)excluding Developed Common IP.
Business Day means a day that is not a Saturday, Sunday, public holiday or bank holiday in New South Wales, Australia and Hamburg, Germany.
Calix Project means the project co-located with the Project supplying the carbon dioxide feedstock from an electrified calcination unit owned and operated by Calix Ltd (or a Related Body Corporate).
Chairperson has the meaning given in clause 6.3(a).
Change in Control means, in relation to any entity (the first mentioned entity):
(a)an entity that Controls the first mentioned entity ceases to Control that entity (other than if the Ultimate Holding Company of the first mentioned entity remains the same following the change), including where there is a change in the entity that Controls the first mentioned entity; or
(b)if the first mentioned entity is not Controlled, another entity acquires Control of the first mentioned entity, but does not include:
(c)a Party (or any Related Body Corporate of a Party) becoming a listed entity on a National Stock Exchange; or
(d)any change in Control of a listed entity on a National Stock Exchange.
Circular Resolution has the meaning given in clause 6.12(a).
Claim means any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent whether at law, in equity, under statute or otherwise.
Commencement Date means the date on which the last Party signs this Agreement.

Gilbert + Tobin	| page | 8

Commercial Operations means when commercial operations for the relevant project is achieved for the purposes of the relevant engineering, procurement and construction contract.
Confidential Information of a Party (Disclosing Party) includes:
(a)the nature and existence of the Feasibility Study, Development Activities, the Project, Offtake Offers and any Future Project, including any discussions that have occurred between the Parties in relation to such matters before the Commencement Date;
(b)the nature and existence of this Agreement and the terms of this Agreement (and any other Project Agreements and any Joint Venture Agreement);
(c)all information that is developed by or for the Disclosing Party pursuant to this Agreement (including during the course of carrying out the Development Activities); and
(d)all information disclosed by the Disclosing Party to the Information Recipient under this Agreement or of which the Information Recipient becomes aware, whether before or after the Commencement Date, except information which:
(i)the Information Recipient creates (whether alone or jointly with any third person) independently of the Disclosing Party;
(ii)was lawfully obtained by the Information Recipient before the Disclosing Party disclosed it to the Information Recipient;
(iii)is received by the Information Recipient from a third party entitled to disclose it; or
(iv)is public knowledge (otherwise than as a result of a breach of confidentiality by the Information Recipient or any of its permitted disclosees).
Consequential Loss means loss of profit, loss of revenue, loss of margin, loss of use, loss of production, loss of product, loss of contract, loss of opportunity, loss of business, loss of goodwill, or loss of savings, or any indirect, special or consequential loss or damage, howsoever arising and whether in an action in contract, tort (including negligence), in equity, product liability, under statute or any other basis.
Continuing Party has the meaning given in clause 12.1(a).
Control has the meaning given to that term in section 50AA of the Corporations Act and Controlled has a corresponding meaning.
Corporations Act means the Corporations Act 2001 (Cth).
Cost Transfer Agreement means the cost transfer agreement between Mabanaft and SM1 SPV dated on or around the date of this Agreement.
CSP means concentrated solar thermal power.
CSP Technology means the CSP generation and storage technology developed by Vast.
Cure Period has the meaning given in clause 14.6.

Gilbert + Tobin	| page | 9

Defaulting Party has the meaning given in clause 14.1.
Developed Common IP means the Intellectual Property Rights which:
(a)arise out of, are created or are developed as part of the Development Activities or otherwise in connection with this Agreement or the Project; or
(b)are derived, directly or indirectly, from the Intellectual Property Rights described in paragraph (a) of this definition, excluding Background IP.
Development Activities has the meaning given in clause 4.1.
Development Costs has the meaning given in clause 5.2(a), subject to clause 5.2(e).
Direction has the meaning given in clause 19.2(a).
Dispute has the meaning given in clause 15.1.
Dispute Notice has the meaning given in clause 15.1.
Encumbrance means:
(a)a mortgage, charge, pledge, lien, hypothecation or title retention arrangement, a right of set off or right to withhold payment of a deposit or other money, a notice under section 255 of the Income Tax Assessment Act 1936 (Cth), subdivision 260 A in schedule 1 to the Taxation Administration Act 1953 (Cth) or any similar legislation;
(b)any other interest or arrangement of any kind that secures the payment of money or the performance of an obligation or which gives a creditor priority over unsecured creditors in relation to any property;
(c)an easement, restrictive covenant, caveat or similar restriction over property; or
(d)an agreement to create any of them or to allow any of them to exist.
Event of Default means any one or more of the events set out in clause 14.1.
Expiry Date means the date that is three years from the Commencement Date, as may be extended under clause 3.
Feasibility Study means a detailed study conducted by or on behalf of the Parties to assess and determine the commercial, economic, technical and strategic feasibility and viability of developing the Project.
Final Investment Decision (FID) means the decision of each Party, at its absolute discretion, as to whether to proceed to incur equity commitments in respect of the construction, installation, completion, testing and commissioning of the Project (or where the context requires, the time at which such a decision is taken or to be taken by the Parties).
Funding Agreement means the funding agreement entered into or proposed to be entered into between ARENA and Vast or its Related Body Corporate (as the case may be) in respect of the Project.

Gilbert + Tobin	| page | 10

Future Project means a project involving the production of renewable methanol and other fuels for maritime application involving CSP Technology as part of the heat and/or electricity generation requirements for the production of hydrogen and/or methanol synthesis. For the avoidance of doubt, a Future Project does not include the Project.
Good Faith means, in respect of a Party, the Party:
(a)being fair, reasonable and honest;
(b)doing all thing reasonably expected of it to give effect to the intention of this Agreement; and
(c)attending diligently to the conduct of its commitments under this Agreement, however, it does not require the Party to do anything contrary to its own commercial interests.
Governmental Authority includes any governmental, semi-governmental, municipal or statutory authority, instrumentality, organisation, body or delegate (including any town planning or development authority, public utility, environmental, building, health, safety or other body or authority).
Grant Order means the grant order entered into or proposed to be entered into between PtJ and Mabanaft or its Related Body Corporate (as the case may be) in respect of the Project.
Gross Negligence means such reckless conduct in breach of a duty of care as demonstrates a conscious or reckless disregard for the harmful, foreseeable, proximate and avoidable consequences which result or may result from that conduct.
Information Recipient has the meaning given in clause 19.1.
Insolvency Event means:
(a)an administrator is appointed to a Party or action is taken to make that appointment;
(b)a Party commences to be wound up or ceases to carry on business;
(c)the appointment of a receiver, receiver and manager or other Controller (as defined in the Corporations Act) to the Party or any of its assets;
(d)a Party enters into a compromise or arrangement with its credits or a class of them;
(e)a Party is insolvent or is presumed to be insolvent under the Corporations Act;
(f)the suspension of payments, a moratorium of any indebtedness or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise other than a solvent reorganisation); or
(g)anything having a substantially similar effect to any of the above events occurs under the law of an applicable jurisdiction.

Gilbert + Tobin	| page | 11

Intellectual Property Rights means all industrial and intellectual property rights recognised in any jurisdiction worldwide, whether protectable by statute, at common law or in equity, including:
(a)patents and patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, utility models and utility model applications, and industrial designs;
(b)trade marks, service marks, trade names, logos, actions in passing off, internet domain names, social media names, together with the goodwill connected with the use thereof and symbolised thereby;
(c)copyrights, including copyrights in computer software;
(d)registrations and applications for registration of any of the foregoing under paragraphs (a)-(c) of this definition;
(e)trade secrets, know-how, methods, techniques, processes (including manufacturing processes), formulae, design or technical specifications, test results, testing methods, procedures, data, metadata, inventions, customer and business lists and other confidential and proprietary information; and
(f)the right to sue at law or in equity for all Claims or causes of action arising out of or related to any past, present or future infringement, misappropriation or violation of any of the foregoing, including the right to receive all proceeds and damages therefrom.
Interest Rate means for a period the rate, expressed as a yield percent per annum (rounded up (if necessary) to four decimal places) that is quoted as the average bid rate on the Reuters monitor system page “BBSY” (or any page that replaces that page) at about 10:30am (South Australia time) on the first day of that period, for bank–accepted bills of exchange that have a tenor equal to (or no more than two Business Days shorter or longer than) that period, plus
Ipso Facto Stay means any limitation on enforcement of rights or self-executing provisions in a contract, agreement or arrangement pursuant to sections 415D, 415F, 415FA, 434J, 434J, 434L, 434LA, 451E, 451G or 451GA of the Corporations Act.
Irremediable Default means a default in the observance or performance of a material obligation under this Agreement that cannot be remedied (including a breach of confidentiality) but does not include a default in the observance or performance of a material obligation within a time specified in this Agreement unless the obligation is incapable of being observed or performed after the end of the time specified.
Joint Venture Agreement means a joint venture agreement to be entered into by the Parties (or their Related Bodies Corporate, as the case may be) providing for, among other things, the governance of the SM1 SPV and the ownership, development and operation of the Project by the SM1 SPV, in the period following FID.
Joint Venture Activities has the meaning given in clause 11.4(c)(i).
Loss means any cost, expense (including legal expenses on an indemnity basis), loss, charge, fee, payment (including payment made under any indemnity), damage, liability or other amount.

Gilbert + Tobin	| page | 12

Nasdaq means the National Association of Securities Dealers Automated Quotations Stock Market.
National Stock Exchange means any national stock exchange including any such stock exchange in the United States of America (and including the Nasdaq).
Notice has the meaning given in clause 20.
Observers has the meaning given in clause 6.10.
Offtake Offer has the meaning given in clause 9.1(a)(i).
Participating Interests has the meaning given in clause 5.2(a).
Party means a party to this Agreement.
Personnel means in relation to a Party, that Party’s directors, officers, employees, agents, consultants, contractors and subcontractors.
Project means a solar methanol facility with expected capacity of approximately 8,000MT per annum, located near Port Augusta, South Australia, known as SM1.
Project Agreements means this Agreement, and all other agreements or instruments entered into by or on behalf of the Parties in connection with the Project but does not include any Joint Venture Agreement.
Project Budget and Schedule means the initial budget and schedule for the conduct of the Development Activities, as decided by the Steering Committee, including without limitation all Development Costs.
Project Manager means the person appointed under 7.1, or any replacement appointed under clause 7.3.
Project Policies means the policies for the conduct of the Development Activities, as decided by the Steering Committee from time to time.
Project Team has the meaning given in clause 8.1.
PtJ means Projektträger Jülich who acts on behalf of the Federal Ministry of Education and Research (BMBF) and is responsible for the professional and administrative management of the funding and innovation program on behalf of the German government.
Related Body Corporate has the meaning given in the Corporations Act.
Representative means a person for the time being appointed by a Party as its representative on the Steering Committee, and includes any alternate of that person appointed under the Steering Committee Charter.
SM1 SPV means Solar Methanol 1 Pty Ltd ABN 31 665 456 253.
Steering Committee means the committee established under clause 6 to represent the Parties in relation to the Development Activities and this Agreement.
Steering Committee Charter means a charter for the Steering Committee which sets out the principles for the conduct of the Steering Committee.

Gilbert + Tobin	| page | 13

Study Expenses means all capital and operating costs, charges, expenses, fees, Taxes (other than income or capital gains taxes) and other payments and expenditures of and incidental to the conduct of the Feasibility Study, as set out in the Project Budget and Schedule.
Taxes means taxes, levies, deductions and duties, including fines, penalties and interest on any of them.
Term has the meaning given in clause 3.
Third Party means a party who is not a Party or a Related Body Corporate of a Party.
Third Party Claim means a Claim against a Party under or in respect of this Agreement by a Third Party.
Total Production Capacity means, in respect of a Future Project, the total production capacity of renewable methanol derived from the Future Project.
Transfer, of a proprietary or non-proprietary matter, interest or thing means to sell, assign, novate, transfer, convey or otherwise dispose of the proprietary or non-proprietary matter, interest or thing.
Ultimate Holding Company has the meaning given to that term in section 9 of the Corporations Act.
VS1 means a 30MW CSP facility with eight hours of thermal storage, located near Port Augusta, South Australia.
Wilful Misconduct means:
(a)any fraud, fraudulent concealment or dishonesty;
(b)any conduct, act or omission having substantially harmful consequences, done or omitted to be done intentionally and with indifference to, or disregard for, the rights or welfare of those who are or may be thereby affected;
(c)any illegal or malicious act or omission of a Party or any of its Personnel; or
(d)any deliberate breach of this Agreement.
Withdrawal Notice means a notice given under clause 12.1(a), or a notice deemed to be given under clause 11.2(e) or clause 14.4.
2.2    Interpretation
In this document unless the contrary intention appears:
(a)the singular includes the plural and vice versa, and a gender includes other genders;
(b)another grammatical form of a defined word or expression has a corresponding meaning;
(c)a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this Agreement, and a reference to this Agreement includes any schedule or annexure;

Gilbert + Tobin	| page | 14

(d)a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;
(e)a reference to A$, $A, dollar or $ is to Australian currency;
(f)a reference to time is to the local time in New South Wales, Australia or Hamburg, Germany (as relevant);
(g)a reference to a party to a document includes the party’s executors, administrators,successors and permitted assigns and substitutes;
(h)a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;
(i)a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;
(j)a word or expression defined in the Corporations Act has the meaning given to it in the Corporations Act;
(k)the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;
(l)references to the words "includes“, "include" and "including" means "including, but not limited to”;
(m)any agreement, representation, warranty or indemnity in favour of two or more Parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;
(n)a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this Agreement or any part of it; and
(o)if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day.
2.3    Headings
Headings are for ease of reference only and do not affect interpretation.

3    Term
(a)This Agreement commences on the Commencement Date and terminates on the earliest to occur of:
(i)the Expiry Date;
(ii)the date this Agreement is terminated in accordance with clause 14.8;
(iii)the date the Parties agree in writing to terminate this Agreement; or

Gilbert + Tobin	| page | 15

(iv)following FID, subject to:
(A)all payments due to be made by the Parties pursuant to this Agreement being made in full;
(B)no matter under the Agreement being in dispute; and
(C)the Parties entering into the agreements contemplated by clause 11.3(b),
(Term).
(b)A Party may, no later than 60 days prior to the Expiry Date, request in writing an extension to the Term, such request to be considered by the other Party in Good Faith.
(c)If the Parties agree to extend the Term, then the Expiry Date shall be extended by the relevant period agreed between the Parties, and the Parties shall make any other amendments to this Agreement reasonably necessary to accommodate the extended Term.

4    Development Activities
4.1    Development Activities
(a)The Parties will collaborate on all Pre-FEED and FEED development activities for the Project (including the Feasibility Study) to the extent set out in this Agreement (Development Activities).
(b)The Parties will:
(i)jointly carry out the Development Activities in accordance with:
(A)this Agreement;
(B)any Project Policies; and
(C)all applicable Authorisations, laws, regulations, orders and rules;
(ii)subject to the terms of this Agreement, jointly make available resources, including:
(A)providing funding towards the Project Budget and Schedule in accordance with clause 5; and
(B)providing staff to carry out the Development Activities;
(iii)act through the Steering Committee, the Project Manager, the Project Team, and the Parties’ respective Personnel;
(iv)use all reasonable endeavours and act in Good Faith to pursue the development of the Project expeditiously and in accordance with this Agreement; and
(v)cooperate with and provide all reasonable assistance to the other Party, including furnishing information and documents as the other Party may

Gilbert + Tobin	| page | 16

reasonably request to satisfy the requirements of relevant Governmental Authorities, to enable the Parties to secure and maintain their respective funding arrangements for the Project.
4.2    Role of SM1 SPV
(a)Subject to clause 6, SM1 SPV will manage and undertake Development Activities for and on behalf of the Parties (unless otherwise agreed by the Parties).
(b)Vast covenants that SM1 SPV will continue to be wholly owned by Vast, free of all Encumbrances, until the earlier of (i) the expiration or termination of this JDA; and (ii) the date of the transfer of shares in SM1 SPV from Vast to each other Party that has taken FID, in accordance with clause 11.3.
(c)Vast covenants that all studies and property rights and interests which are applied for, secured, acquired or commissioned (as the case may be) in respect of the Project, including the Feasibility Study, shall be applied for, secured, acquired or commissioned (as the case may be) by SM1 SPV for the benefit of the Parties in accordance with their Participating Interests (unless otherwise agreed by the Parties).
4.3    No obligation to take FID
Nothing in this Agreement requires a Party to take a FID or (prior to FID) to make any commitment which as a consequence of this Agreement is required to be made after a FID. For the avoidance of doubt, this clause does not apply to any agreements or commitments made by the Parties in relation to funding the Development Activities.

5    Project Budget and Schedule
5.1    Project Budget and Schedule
The Parties agree that the Development Activities will be conducted in accordance with the Project Budget and Schedule.
5.2    Participating Interests and allocation of Development Costs
(a)The Parties agree that the percentage interests (Participating Interests) in which each Party will participate in the Project, and will share all costs for Development Activities, including Study Expenses (Development Costs), are as follows:
(i)
(ii)
(b)The maximum total contribution by the Parties to Development Costs is equal to the amount as set out in the Project Budget and Schedule from time to time.
(c)SM1 SPV will be responsible for payment of all Development Costs upfront and will be entitled to be reimbursed (or otherwise capitalised) by the Parties for their respective Participating Interest share of Development Costs (unless otherwise agreed by the Parties).

Gilbert + Tobin	| page | 17

(d)The Parties acknowledge and agree that the procedure for Mabanaft to reimburse SM1 SPV will be governed by, and must be implemented in accordance with, the Cost Transfer Agreement.
(e)Unless the Steering Committee otherwise decides, Development Costs do not include:
(i)costs incurred by a Party or any Related Body Corporate prior to the Commencement Date;
(ii)liabilities incurred by a Party or any Related Body Corporate as a result of its breach by that Party or Related Body Corporate of any contract;
(iii)any fine or penalty for which a Party or any Related Body Corporate may be liable to any Governmental Authority; and
(iv)non-Third Party or internal costs, including costs incurred by a Party or any Related Body Corporate engaging the services of another Related Body Corporate.
5.3    Audit
(a)SM1 SPV must maintain, and keep for a period of seven years from the date of creation, proper accounts and records which:
(i)record and give a true and fair view of all actions taken by SM1 SPV under or in relation to this Agreement, including any Development Costs incurred by SM1 SPV; and
(ii)are maintained in accordance with the applicable laws, rules and accounting standards of any National Stock Exchange.
(b)A Party may, but not more than once per calendar quarter, upon reasonable prior notice to SM1 SPV, procure an appropriately qualified independent third party to audit the records of SM1 SPV in relation to actions taken SM1 SPV under or in relation to this Agreement, including any Development Costs incurred by SM1 SPV.
(c)SM1 SPV shall provide to the Party carrying out an audit reasonable access to requested information (in electronic format or if electronic format is not available, then in hard copy).
(d)The cost of each audit shall be borne by the Party procuring the audit, unless a material issue is identified as a result of the audit, in which case the cost of the audit shall be borne by SM1 SPV.

6    Steering Committee
6.1    Establishment of Steering Committee
(a)The Parties agree to establish a Steering Committee to oversee and govern the carrying out of Development Activities, which will be formed and conducted in accordance with this clause 6. The Steering Committee is empowered to make

Gilbert + Tobin	| page | 18

all decisions in relation to matters within the scope of the Development Activities, other than:
(i)matters expressly reserved by this Agreement for the Parties’ determination, decision, approval or consent; and
(ii)matters which have been expressly delegated in accordance with this Agreement to a Party, the Chairperson, or the Representatives of each Party.
For the avoidance of doubt, the authority of the Steering Committee does not extend to:
(i)taking FID; or
(ii)taking any decision which (on the basis of this Agreement) would have to be taken after FID.
(b)The Steering Committee must determine and maintain the Steering Committee Charter, provided that, to the extent of any inconsistency between the Steering Committee Charter and this Agreement, this Agreement prevails.
6.2    Composition of Steering Committee
(a)Each Party will be entitled to appoint two Representatives on the Steering Committee.
(b)Each Party may also appoint an alternate for each of its Representatives who will be entitled to attend and vote at meetings of the Steering Committee in which the relevant Representative does not participate.
(c)Each Party will appoint its Representatives and alternates (if any) by notice in writing to the other Party.
(d)A Party may replace any of its Representatives or alternates, or revoke any such appointment, at any time by giving not less than five Business Days’ notice in writing to the other Party.
(e)The Project Manager will attend all meetings of the Steering Committee but is not, unless a Representative, entitled to vote.
6.3    Chairperson
(a)The Chairperson will initially be appointed by Mabanaft, with responsibility for appointing the Chairperson to alternate between Parties prior to each subsequent meeting.
(b)The Chairperson will be responsible for:
(i)scheduling and preparing the agenda for Steering Committee meetings; and
(ii)management of the Steering Committee, in accordance with this Agreement.
(c)The Chairperson will not have a casting vote.

Gilbert + Tobin	| page | 19

(d)If at any meeting of the Steering Committee the Chairperson will not be present at the time appointed for holding the meeting, the Chairperson may appoint a replacement Chairperson.
(e)If at any meeting of the Steering Committee the Chairperson is not present at the time appointed for holding the meeting, the Representatives present may choose one of those Representatives to preside at that meeting.
6.4    Secretary
(a)The Representatives will appoint a person, who may, but need not be, a Representative, to act as secretary of the Steering Committee.
(b)The secretary will attend all meetings of the Steering Committee but is not, unless a Representative, entitled to vote.
(c)The Representatives may remove the secretary from office and appoint a replacement.
6.5    Meetings
(a)Meetings of the Steering Committee will (unless otherwise agreed by the Steering Committee) be held:
(i)virtually or at such other place as the Steering Committee may from time to time determine; and
(ii)monthly or at such other intervals as required by this Agreement or as the Steering Committee may determine.
(b)In addition, the Project Manager may at any time, and must within five (5) Business Days of being requested to do so by a Party, convene a meeting of the Steering Committee. Any request by a Party for a meeting to be convened must set out the matters to be considered at the meeting.
(c)Meetings of the Steering Committee may be held in person or by telephone, video conference or other means of instantaneous communication.
(d)Each Party will ensure its Representatives convene and attend meetings expeditiously to ensure the continuity of the Development Activities.
6.6    Notice of meetings
(a)Except as otherwise expressly stated otherwise in this Agreement, the Project Manager will give to each Party at least ten (10) Business Days’ notice of each meeting of the Steering Committee (or at least two (2) Business Days’ notice for a reconvened meeting), which notice must outline the business to be conducted at the meeting. Such notice will not be required where the Representatives of each Party agree to waive notice of the meeting.
(b)Each Party may give a notice to the Project Manager and each other Party at least five (5) Business Days prior to the meeting to include any additional items of business to be conducted at the meeting.

Gilbert + Tobin	| page | 20

(c)Business not mentioned in a notice of meeting will not be dealt with at the meeting unless all Representatives (not just those present at the meeting) unanimously agree.
6.7    Quorum
(a)The quorum for a meeting of the Steering Committee will be at least one Representative of each Party entitled to vote.
(b)If a quorum is not present within one hour after the time appointed for the meeting:
(i)the meeting will stand adjourned to the same hour on the next Business Day at the same venue or virtually (as the case may be); and
(ii)the Project Manager will endeavour to contact the Representatives who were not present at the first meeting to advise them of the adjourned meeting.
(c)The quorum at an adjourned meeting will be those Representatives present at the adjourned meeting.
6.8    Voting rights
(a)    Each Representative of a Party will be entitled to one vote.
(b)    Any one Representative appointed by a Party shall be entitled to cast all votes of the Representatives appointed by such Party.
(c)    A Representative may attend and vote on a matter at a meeting of the Steering Committee notwithstanding there is a conflict of interest in respect of that matter with the Party appointing that Representative. However, at the start of the relevant meeting before the vote is taken, the existence of this conflict of interest must be declared if not already known by the other Party.
(d)    A Representative who decides (at their election) to withdraw from a meeting of the Steering Committee due to a conflict of interest will be treated as not being entitled to vote at that meeting and such withdrawal will not result in the meeting lacking quorum.
6.9    Decisions
(a)All decisions of the Steering Committee must be made by unanimous vote.
(b)If in relation to any decision, the Steering Committee fails, at two consecutive Steering Committee meetings, to pass any proposed resolution:
(i)a Party may escalate the matter to its senior management at the chief executive level (or its equivalent) for direction to the Representatives appointed by such Party prior to the next meeting;
(ii)at the next meeting, the matter shall be put back to the Steering Committee and, if the proposed resolution for the matter once again does not pass, then the Parties agree to continue to perform their obligations under this Agreement to the extent possible until such time as a resolution on the matter is reached; and

Gilbert + Tobin	| page | 21

(iii)if a resolution on the matter is not reached within 60 Business Days of the second meeting referred to in clause 6.9(b)(ii) above, either Party may refer the matter to dispute resolution in accordance with clause 15
6.10    Advisers and Observers
A Party may arrange (at its own expense) for consultants or other technical personnel (Advisers) and up to two other persons (Observers) to be present at meetings of the Steering Committee to assist its Representatives, or in the case of the Observers to observe but not participate in the meeting, provided that:
(a)the Party must ensure that each Adviser and Observer is under a duty of confidentiality in relation to all information and materials to which the Adviser or Observer gains access as a consequence of the Adviser or Observer being present at a meeting of the Steering Committee; and
(b)a Party must inform the other Party of its intention to have an Adviser or Observer attend a meeting of the Steering Committee on behalf of the Party at least two (2) Business Days before the meeting (and such notice must include the name and origin of each Adviser and Observer).
6.11    Authority of Representatives
Each Representative will have full power and authority to represent the Party who appointed the Representative in all matters within the powers of the Steering Committee and all acts done by the Representative under this authority will be deemed to be the act of the Party who appointed the Representative.
6.12    Resolution without meeting
(a)A resolution of the Steering Committee which is signed by all Representatives of each Party (Circular Resolution) will be as valid and effective as if it had been passed at a meeting of the Steering Committee properly convened and held.
(b)A Circular Resolution may consist of one or more documents in identical terms, signed by a Representative of each Party.
6.13    Minutes
(a)The secretary of the Steering Committee must arrange for minutes of each Steering Committee meeting and each sub-committee meeting to be taken.
(b)A copy of the minutes of each Steering Committee meeting and each sub- committee meeting must be given by the Project Manager to each Party as soon as practicable, but no later than 5 Business Days after each meeting.
(c)If a Party wishes to make any comments in respect of the minutes, it must do so within 10 Business Days after receiving the minutes by providing a notice to the Project Manager.
(d)The minutes of a Steering Committee meeting or subcommittee meeting, respectively, will be considered and approved (with or without amendments) at the next meeting of the Steering Committee or relevant sub-committee (as applicable), and are to be signed by the Chairperson of the relevant Steering Committee meeting or the chairperson of the relevant sub-committee meeting,

Gilbert + Tobin	| page | 22

and are then conclusive evidence of the proceedings and decisions of the meeting to which they relate.
6.14    Sub-committees
(a)The Steering Committee may establish one or more sub-committees to consider and make recommendations (or, if the Steering Committee unanimously and expressly confers such a power, decisions) on such matters as the Steering Committee may from time to time refer to any such subcommittee.
(b)Each Party will be entitled, but will not be obliged, to be represented on each sub- committee.
(c)The Party who has nominated the Chairperson of the Steering Committee will appoint the chairperson of any sub-committee.
(d)Recommendations and (where applicable) decisions of any sub-committee of the Steering Committee must be by unanimous vote. If unanimity cannot be achieved on any matter, such inability and the reasons for that will be reported to the Steering Committee.
6.15    Costs and expenses
Costs and expenses incurred by the Parties relating to the attendance of their respective Representatives at Steering Committee meetings will, unless otherwise agreed, be borne by each respective Party.

7    Project Manager Appointment
7.1    Appointment
The Steering Committee has the power to appoint the Project Manager.
7.2    Powers
(a)The Project Manager will be responsible for the management and conduct of the Feasibility Study, and carrying out the Development Activities, in accordance with this Agreement, including:
(i)managing the Project Team;
(ii)incurring expenditures in accordance with the Project Budget and Schedule;
(iii)establishing comprehensive project management processes to ensure the any deadlines are achieved; and
(iv)preparing the monthly reports in accordance with clause 8.4.
(b)    All decisions made by the Project Manager must be authorised in advanced by the Steering Committee.
(c)    The Project Manager will report to, is subject to the supervision of the Steering Committee, and must follow any instructions the Project Manager receives from the Steering Committee.

Gilbert + Tobin	| page | 23

7.3    Removal and replacement
(a)    The Project Manager may be removed:
(i)    in accordance with a decision of the Steering Committee;
(ii)    by the Chairperson, acting reasonably:
(A)    if the Chairperson suspects that the Project Manager has committed fraud or corruption, unconscionable conduct, frivolous or vexatious behaviour or inappropriate conduct (including sexism, racism or other discriminatory behaviour);
(B)    if the Project Manager:
(1)    fails to follow the directions of the Steering Committee;
(2)    acts in any manner which causes (or may reasonably be anticipated to cause) any Party to breach this Agreement, any Project Agreement or any Authorisation;
(3)    acts in any manner which would frustrate the Development Activities or prejudice a Party’s interests in the Project; or
(4)    fails to comply with any applicable Australian standards;
(iii)    on the suspension of this Agreement;
(iv)    if the Project Manager was an employee of a Party, the Project Manager ceases to be an employee of that Party; or
(v)    if agreed between the Parties.
(b)    If the Project Manager is removed, the Steering Committee will appoint a replacement Project Manager.

8    Project Administration
8.1    Project Team
(a)    The Parties will establish a team comprised of their respective Personnel (Project Team) to carry out the Development Activities.
(b)    The Project Manager may appoint or remove members from the Project Team, provided the Project Manager has the prior approval of the Steering Committee.
8.2    Access to site
The Project Team (and any properly authorised Personnel of a Party) will be entitled at all reasonable times (provided such access is reasonably required for the purposes of the Development Activities, and at the risk and expense of the Party appointing the relevant Project Team member or Personnel), to have access to the Project site(s), provided that:

Gilbert + Tobin	| page | 24

(a)    access will be provided promptly on request by the owner of that Project site, provided that it does not unreasonably disrupt the conduct of the owner’s operations at the Project site; and
(b)    the Project Team members or Personnel of a Party must, when accessing the relevant Project site, comply with:
(i)    the directions of the owner of that Project site; and
(ii)    the work, health and safety policies or other relevant plans or policies applicable to the relevant Project site (as provided by the owner of that Project site).
8.3    Accounting
The Project Manager must:
(a)    ensure that proper accounts and records are maintained in accordance with Australian accounting standards; and
(b)    if requested by a Party, provide that Party access to the accounts and records.
8.4    Reports
The Project Manager must deliver to the Steering Committee monthly progress reports as required by the Steering Committee, which reports must include, at a minimum:
(a)    compliance with work health and safety matters;
(b)    progress against the Project Budget and Schedule;
(c)    a reconciliation of the monies received and disbursed during the preceding calendar month and a cash forecast;
(d)    progress of the Development Activities; and
(e)    such other reports as may be requested by the Steering Committee from time to time.
8.5    Project Policies
The Parties agree that the Project Policies will apply to the Development Activities, and the Parties must comply with (and must procure their Personnel comply with) the Project Policies.

9    Future Projects Right of First Refusal

Gilbert + Tobin	| page | 25

9.3    Survival
Notwithstanding anything to the contrary in this Agreement, this clause 9 survives the expiration or termination of this Agreement, and the Parties must ensure that provision equivalent to this clause 9 is included in any Joint Venture Agreement.

Gilbert + Tobin	| page | 26

10    Relationship of Parties
10.1    Relationship
The Parties agree that:
(a)    the rights, duties, obligations and liabilities of the Parties in every case (including in respect of the Development Activities) are several and not joint nor joint and several;
(b)    except where this Agreement expressly states otherwise:
(i)    nothing in this Agreement creates an association, joint venture, relationship of employment, trust, agency or partnership between the Parties; and
(ii)    a Party does not have any authority to act for, or to create or assume any responsibility or obligation on behalf of, any other Party; and
(c)    no Party shall be under any fiduciary or other duty to the other Party, including any duty which would prevent it from engaging in or enjoying the benefits of any competing endeavours, subject to the express provisions of this Agreement.
10.2    Party’s covenants
Each Party covenants and agrees with each other Party:
(a)    that it has capacity unconditionally to execute and deliver and comply with its obligations under this Agreement;
(b)    that this Agreement constitutes valid and legally binding obligations on it and is enforceable against it by any other Party in accordance with its terms;
(c)    to diligently observe and perform its obligations and commitments in respect of the Development Activities and under this Agreement;
(d)    not to engage (whether alone or in association with others) in any development activities in respect of Future Projects without first entering into Good Faith discussion with the other Party; and
(e)    not to do or permit to be done anything by which any of the Authorisations might be rendered liable to be cancelled, forfeited, revised, not issued, not renewed or not extended.
10.3    Party warranties
Each Party warrants, at the date of this Agreement, that:
(a)    it has obtained all necessary Authorisations for its participation in the Development Activities including from all relevant Governmental Authorities whether located in Australia or elsewhere; and
(b)    by executing this Agreement it will not breach the terms of any Authorisations, its constituent documents or other agreement to which it is a party.

Gilbert + Tobin	| page | 27

10.4    Marketing
The Parties:
(a)    shall jointly work to market methanol offtake from the Project, and any Future Project in respect of which Mabanaft has an equity interest or offtake right, to customers and potential customers based in Australia; and

10.5    Limitation of liability
Subject to clause 10.6:
(a)    no Party will be liable for any Consequential Loss arising out of or in connection with this Agreement; and
(b)    each Party’s liability under this Agreement is limited to
10.6    Exceptions
Clause 10.5 does not limit a Party’s liability in respect of:
(a)    any act or omission which constitutes Wilful Misconduct or Gross Negligence;
(b)    a breach of clause 17, clause 19 or clause 20; or
(c)    an obligation to pay an amount under this Agreement as it falls due.
10.7    Liability in connection with Steering Committee
No Party will be liable to the other Party, and each Party releases the other Party, its Related Bodies Corporate and its and their respective directors, officers and employees from any liability, whether in contract, tort (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise, in connection with such Party's participation in the Steering Committee.
10.8    Indemnity for wrongful acts or omissions
Each Party (Indemnifying Party) indemnifies each other Party and their respective Related Bodies Corporate (Indemnified Party) from and against any Loss (excluding Consequential Loss) incurred by that Indemnified Party in respect of a Third Party Claim against an Indemnified Party to the extent arising in respect of any Wilful Misconduct or Gross Negligence committed by the Indemnifying Party or its Related Bodies Corporate.
10.9    Limits to indemnity for wrongful acts or omissions
The liability of each Indemnifying Party to an Indemnified Party under clause 10.8 is reduced to the extent that the Loss of an Indemnified Party arises from any

Gilbert + Tobin	| page | 28

Wilful Misconduct or Gross Negligence by an Indemnified Party or any of its Related Bodies Corporate.
10.10    Benefits held on trust
Each Party holds the benefit of the indemnities given under clause 10.8 on trust for each of their respective Related Bodies Corporate.

11    Feasibility Study and Final Investment Decision
11.1    Conduct of Feasibility Study
The Feasibility Study must be completed in sufficient detail to allow each Party to determine whether it is able to take FID.
11.2    Determination of Feasibility Study and taking FID
(a)    The Project Manager must provide copies of a completed Feasibility Study to the Steering Committee at the earliest opportunity following its completion.
(b)    The Steering Committee must refer the Feasibility Study to the Parties within 5 Business Days of receipt.
(c)    Within                                  after receiving the Feasibility Study from the Steering Committee, each Party must issue a written notice to the other Party as to whether or not it decides to take FID.
(d)    If more than one (1) Party decides to take FID, clause 11.3 will apply.
(e)    Any Party who at any point gives notice that it is not taking FID or fails to properly give a notice by the specified due date under clause 11.2(c) shall be deemed to have given a notice withdrawing from the Project having effect on the day such notice is given or the due date (as the case may be).
11.3    SM1 SPV
(a)    The Parties acknowledge and agree that development of the Project following FID will occur through the SM1 SPV.
(b)    The Parties shall enter into all agreements required to give effect to the transfer of shares in SM1 SPV from Vast to the other Party (or its Related Body Corporate, as the case may be) following FID, in proportion to the Parties’ Participating Interests.
(c)    All amounts paid by each Party in relation to Development Costs prior to the execution of the agreements contemplated by clause 11.3(b) shall be applied towards payment for that Party’s (or its Related Body Corporate’s) shares in SM1 SPV
(d)    Subject to applicable law, there will be no Encumbrances on the shares which the Parties (or their Related Bodies Corporate) subscribe for in SM1 SPV pursuant to the agreements contemplated by clause 11.3(b).

Gilbert + Tobin	| page | 29

11.4    Joint Venture Agreement
(a)    Promptly following the Commencement Date, the Parties shall diligently and in Good Faith commence and proceed with negotiations of the Joint Venture Agreement and related governance arrangements in respect of the Project, so that both may be in final agreed form between the Parties by no later than the specified due date under clause 11.2(c).
(b)    The Parties intend that the Joint Venture Agreement in relation to the Project will be entered into at FID, with effect on and from the later of: (i) FID and (ii) any necessary Authorisations being obtained by each Party (or its Related Body Corporate, as the case may be) for the entry into the Joint Venture Agreement and related governance arrangements, including but not limited to any approvals required from the Foreign Investment Review Board of Australia.
(c)    The Joint Venture Agreement shall set out:
(i)    an overview of the Development Activities required for the Project FID, including:
(A)    development of a financial model and business case;
(B)    detailed engineering design of the Project;
(C)    environmental investigations and identification of required environmental and planning authorisations;
(D)    negotiation and, if appropriate, execution of project agreements required to carry out the Project on terms that are consistent with market standard and bankable, having regard to prevailing market and lender conditions, which may include:
(1)    lease from and service agreement with the landowner of the Project site regarding supply and use of infrastructure, utilities and water supply, and operation of the Project site;
(2)    construction and supply agreements, operation and maintenance contracts;
(3)    a connection agreement (or appropriate connection offer); and
(4)    agreements with Vast or its Related Bodies Corporate for the supply of heat and electricity from VS1;
(5)    agreements with Third Parties for supply of electricity; and
(6)    agreements with Calix Ltd or its Related Bodies Corporate for the supply of carbon dioxide feedstock from the Calix Project;
(E)    negotiation and, if appropriate, execution of funding agreements (or obtaining of appropriate funding offer) for the Project which, at a minimum, must provide for payment of the development expenditure by the Parties in the proportions agreed at FID;

Gilbert + Tobin	| page | 30

(F)    preparation of legal, technical, tax or accounting due diligence reports required by financiers or government funding bodies (amongst others);
(Joint Venture Activities);
(ii)    an initial budget and process for amending the budget required for the completion of the Joint Venture Activities;
(iii)    subject to clause 11.4(c)(ix), the funding commitments of each Party for all or part of the expected development costs for the Project which, at a minimum, must provide for payment of development expenditure by the Parties in accordance with their Participating Interests at FID;
(iv)    the process for raising further funding for the Project (subject to Steering Committee approval);
(v)    share sale arrangements and the rights of each Party to transfer its interests in the Project, including any pre-emptive rights, drag rights, tag rights or liquidity rights;
(vi)    the governance rights of each Party in respect of the Project, including board appointment rights and board and securityholder voting rights;
(vii)    any negative covenants, events of default or termination rights of each Party, together with the consequence of breaching or triggering any such rights;
(viii)    terms which ensure compliance by the Parties with their respective obligations under the Grant Order or the Funding Agreement (as the case may be);
(ix)    the funding commitments of the Parties on the basis that:
(1)    any ARENA grant constitutes Vast equity contributions; and
(2)    any PtJ grant constitutes Mabanaft equity contributions to the Project;
(x)    Vast will indemnify Mabanaft against any claims resulting from the contributions from ARENA to the Project;
(xi)    Mabanaft will indemnify Vast for any claims resulting from PtJ’s contributions to the Project; and
(xii)    limits on each Party’s liability (which, for the avoidance of doubt, may differ from those set out under this Agreement).

12    Withdrawal and introduction of Additional Investors
12.1    Withdrawing from the Project
(a)    A Party may, at its absolute discretion, withdraw from the Project at any time prior to the execution of the Joint Venture Agreement, by issuing a notice to the other Party.

Gilbert + Tobin	| page | 31

(b)    If a Party issues (or is deemed to have issued) a Withdrawal Notice, then:
(i)    the Party will remain liable for its share of all Development Costs incurred up to and including the date of the Withdrawal Notice in accordance with its Participating Interest (but, for the avoidance of doubt, the Party will not be liable for Development Costs which such Party had agreed to participate in and which were included in the Project Budget and Schedule or otherwise approved by the Steering Committee prior to such Withdrawal Notice, if such costs have not been incurred at the date of the Withdrawal Notice, or for any future Development Costs incurred in respect of the Project);
(ii)    subject to clause 12.1(b)(i), the Party’s rights and obligations in relation to the Project under this Agreement and any other Project Agreements will immediately come to an end; and
(iii)    the other Party may continue to develop the Project.
12.2    Additional Investors
(a)    The Parties acknowledge and agree that a Party may invite additional investors (each an Additional Investor) to acquire a Participating Interest with the prior written consent of the other Party, as a result of which the inviting Party’s Participating Interest will be reduced on a pro rata basis to accommodate the entry of such Additional Investor.
(b)    A Party must consider any request made by the other Party to introduce an Additional Investor in accordance with the criteria for consent to Transfer set out in clause 16.1. For the avoidance of doubt, a Party will also be entitled to refuse consent to the introduction of any Additional Investor that does not agree to the matters outlined in clause 12.2(c).
(c)    Prior to acquiring a Participating Interest, the Party inviting an Additional Investor must procure that such Additional Investor agrees to:
(i)    accede to this Agreement; and
(ii)    be liable for its Participating Interest share of Development Costs incurred after the date the Additional Investor acquires its Participating Interest.

13    Non-solicitation
(a)    Subject to clause 13(b), no Party or its Related Body Corporates may, during the term of this Agreement and for a period of 12 calendar months thereafter, solicit, hire, or otherwise induce or attempt to induce any officer or employee of the other Party or its Related Body Corporate to terminate their employment with that Party or its Related Body Corporate, without first obtaining prior written consent of the non-hiring Party.
(b)    The prohibition set out in clause 13(a) does not apply to offers of employment made pursuant to a general solicitation of employment to the public or the industry, or to any officer or employee of one Party or its Related Body Corporate that contacts the other Party or its Related Body Corporate regarding employment opportunities on their own initiative.

Gilbert + Tobin	| page | 32

14    Default and termination
14.1    Event of Default
Any one or more of the following events with respect to a Party (Defaulting Party) is an Event of Default:
(a)    any failure by the Party to pay any amount due under this Agreement (not reasonably disputed) by the due date for payment;
(b)    in respect of Vast, where Vast fails to secure all or part of the ARENA funding under the Funding Agreement, and Vast is unwilling or unable to make up for the shortfall in ARENA funding;
(c)    in respect of Mabanaft, where Mabanaft fails to secure all or part of the PtJ funding under the Grant Order, and Mabanaft is unwilling or unable to make up for the shortfall in PtJ funding;
(d)    any default by the Party in the observance or performance of a material obligation under this Agreement or a Project Agreement which is capable of remedy;
(e)    subject to clause 22.14, an Insolvency Event occurs in relation to the Party;
(f)    any Irremediable Default by the Party; or
(g)    any Change in Control occurs in relation to the Party, except where the Party has obtained the prior written consent of the other Party in accordance with clause 16.3
14.2    Default Notice
(a)    If a Party commits an Event of Default, the other Party (Non-Defaulting Party) may issue a notice to the Defaulting Party, notifying the Defaulting Party of that Event of Default (Default Notice).
(b)    Failure by the Non-Defaulting Party to give any Default Notice will not release the Defaulting Party from any of its obligations under this Agreement.
14.3    Suspensions of rights following an Event of Default
If an Event of Default occurs in connection with the Project, then until such Event of Default has been rectified:
(a)    the Defaulting Party’s rights to participate in decisions in relation to the Development Activities will be suspended;
(b)    the Representatives appointed by the Defaulting Party will not be entitled to be present or to vote at any meeting of the Steering Committee; and
(c)    a quorum at each meeting of the Steering Committee for the purposes of voting on will be the Representatives of the Steering Committee appointed by the Parties that are not in default,

Gilbert + Tobin	| page | 33

provided that for a period of 60 Business Days from the beginning of the Event of Default, the Non-Defaulting Party shall not (including through the Steering Committee) be entitled to make the following decisions in relation to the Project:
(d)    making material changes to the Project Budget and Schedule;
(e)    incurring material Development Costs; or
(f)    proceeding to a FID for the Project.
If after such period of 60 Business Days from the beginning of the Event of Default the Event of Default is still in effect, the Non-Defaulting Party shall be entitled to make the previously restricted decisions.
14.4    Deemed withdrawal following an Event of Default
(a)    If any Event of Default described in clauses 14.1(e), or 14.1(g) occurs and a Default Notice is given for that Event of Default, the Defaulting Party shall be deemed to have given a notice withdrawing from the Project having effect on the date of the Default Notice.
(b)    If any Event of Default described in clauses 14.1(a), 14.1(b), 14.1(c), 14.1(d) or 14.1(f) occurs and a Default Notice is given for that Event of Default, and the Event of Default is not remedied within 90 Business Days from the date of the Default Notice (or such longer period specified by the Non-Defaulting Party), the Defaulting Party shall be deemed to have given a notice withdrawing from the Project having effect on the last day of such period.
14.5    Failure to provide Offtake Offer
(a)    Without limiting any other remedy that Mabanaft may have, if Vast fails to provide Mabanaft with any Offtake Offer when required to pursuant to clause 9.1, then Mabanaft may, at its absolute discretion, demand that Vast:
(i)    purchase from Mabanaft some or all of Mabanaft’s Participating Interest in the Project (at Mabanaft’s determination); or
and Vast:
(ii)    agrees to promptly take all steps necessary to comply with such demand; and
(b)    The Parties agree that the basis of calculating the purchase price under clause 14.5(a)(i) is as follows:
All Development Costs actually incurred, and equity invested into the Project, by Mabanaft, from Commencement Date, plus interest at the Interest Rate
(c)    Notwithstanding anything to the contrary in this Agreement, this clause 14.5 survives the expiration or termination of this Agreement, and the Parties must ensure that provision equivalent to this clause 14.5 is included in any Joint Venture Agreement.
14.6    Failure to achieve Commercial Operations for VS1
(a)    If Vast does not, or acting reasonably considers that it is likely that it will not, achieve Commercial Operation for VS1 so that VS1 can supply heat and

Gilbert + Tobin	| page | 34

electricity to the Project, it must immediately notify Mabanaft, and take all measures acting in Good Faith secure an alternative supply of heat to the Project to Mabanaft’s satisfaction within               from the date on which Vast notifies Mabanaft under this clause 14.6(a) (Cure Period).
(b)    Without limiting any other remedy that Mabanaft may have, if Vast is unwilling or unable to secure an alternative supply of heat to the Project to Mabanaft’s satisfaction within the Cure Period, Mabanaft may, at its absolute discretion, demand that Vast:
(i)    purchase from Mabanaft some or all of Mabanaft’s Participating Interest in the Project (at Mabanaft’s determination); or
and Vast:
(ii)    agrees to promptly take all steps necessary to comply with such demand; and
(c)    The Parties agree that the basis of calculating the purchase price under clause 14.6(a) is as follows:
All Development Costs incurred, and equity invested into the Project, by Mabanaft, from the Commencement Date, plus interest at the Interest Rate
(d)    Notwithstanding anything to the contrary in this Agreement, this clause 14.6 survives the expiration or termination of this Agreement, and the Parties must ensure that provision equivalent to this clause 14.6 is included in any Joint Venture Agreement.
14.7    Defaulting Party continues to be liable
(a)    During any period of default by a Defaulting Party, subject to clause 14.3, all Development Activities will continue and the Defaulting Party will continue to be responsible for the payment of all moneys that it is obliged to pay under this Agreement.
(b)    If a Party defaults in paying the whole or part of any amount to the other Party in accordance with this Agreement, the Defaulting Party must pay to the other Party interest on such unpaid amount at the Interest Rate calculated on a daily basis and capitalised monthly, from the due date for payment to the date of actual payment.
14.8    Termination when only one remaining Party
This Agreement will terminate if a Withdrawal Notice has been given by such number of Parties such that there is only one (1) remaining Party to the Agreement, with effect from the date of the last Withdrawal Notice.
14.9    Effect of expiration or termination
(a)    Unless explicitly agreed in writing otherwise, expiration or termination of this Agreement does not affect any accrued rights or remedies of a Party.
(b)    Upon expiration or termination of this Agreement, subject to clause 14.9(a) and clause 22.5, no further rights or liabilities shall arise hereunder.

Gilbert + Tobin	| page | 35

(c)    If this Agreement is terminated, the Parties will procure the termination of the other Project Agreements to the extent they are not automatically terminated, except to the extent the Parties agree otherwise.

15    Dispute Resolution
15.1    Amicable settlement
If any dispute arises under or in connection with this Agreement (including any question regarding its existence, interpretation, validity or termination and whether based in breach of contract, tort or any legal doctrine) (Dispute) and cannot be settled by the Parties within thirty (30) Business Days of a Party giving written notice to the other of the existence of such Dispute (Dispute Notice), the Dispute shall at the option of any Party be referred to the chief executive (or equivalent) for the time being of each Party or such other senior representatives as they may appoint to attempt to resolve the dispute within fifteen (15) Business Days.
15.2    Arbitration
Unless settled amicably pursuant to clause 15.1, any Dispute shall be finally settled under the Rules of Arbitration (“the Rules”) of the International Chamber of Commerce by one arbitrator appointed in accordance with the Rules. The place and seat of arbitration shall be Singapore. The language of the arbitration shall be English.
15.3    Urgent interlocutory relief
(a)    This clause 15 does not prevent a Party from seeking urgent interlocutory relief from a court of competent jurisdiction where, in that reasonable opinion, that action is necessary to protect that Party’s rights.
(b)    The Parties acknowledge that, in the event of any alleged breach of this Agreement (including clause 4, 17 and 19) damages may not be an adequate remedy, and the Parties may be entitled to seek equitable relief (including an injunction and/or specific performance) in addition to damages.
15.4    Costs
Each Party must pay its own costs in complying with this clause 15.

16    Transfers and Change of Control
16.1    Restriction on Transfers
Subject to clause 16.2 and subject to any applicable laws and the rules of any National Stock Exchange, a Party must not Transfer any of its rights and obligations under this Agreement, except with the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed where:
(a)    the transferee has:
(i)    the technical and financial capability; and
(ii)    technical skills and experience,

Gilbert + Tobin	| page | 36

to perform the obligations under this Agreement in Australia; and
(b)    the transferee is of good standing and repute.
16.2    Transfers to Related Bodies Corporate
(a)    A Party (Transferring Party) may at any time Transfer the whole or any part of its rights and obligations under this Agreement to a Related Body Corporate provided that:
(i)    the Related Body Corporate covenants with the other Party to be bound by the terms of this Agreement, and to assume, observe, perform and satisfy all or the relevant proportion of the liabilities and obligations of the Transferring Party arising under or by virtue of this Agreement and any other Project Agreements;
(ii)    if the transferee ceases at any time to be a Related Body Corporate of the Transferring Party it must immediately reassign the interest or part interest to the Transferring Party; and
(iii)    the transferee must pay, or make adequate and acceptable provision for payment of, any money owing by the Transferring Party under this Agreement.
16.3    Change of Control
A direct or indirect Change in Control of a Party will be deemed to be a Transfer of this Agreement for the purposes of clause 16.1, with consent of the other Party not to be unreasonably withheld or delayed where the relevant Party continues to:
(a)    own 100 per cent of its Background IP; and
(b)    have the technical and financial capability to perform its obligations under this Agreement.

17    Intellectual property
17.1    Background IP
(a)    Each Party, or its third party licensors, retains all rights, title and interest (including all Intellectual Property Rights) in and to its Background IP.
(b)    Nothing in this clause 17 prevents or limits in any way a Party’s rights to use, reproduce, modify, develop and otherwise exploit its own Background IP.
17.2    Development and creation of Intellectual Property must be notified
Each Party must keep the other Party, and the Steering Committee must keep the Parties, fully informed and promptly notified of the development and creation of any intellectual property which may reasonably be available to be used and commercialised in relation to the Development Activities.
17.3    Developed Common IP
(a)    The Developed Common IP will be jointly owned between the Parties such that each Party will have the right to use and exploit such developed Intellectual

Gilbert + Tobin	| page | 37

Property Rights (to the extent necessary to receive and enjoy the full benefits of the Developed Common IP), and the obligation to share in the cost of obtaining the same in the proportion of its Participating Interest under clause 5.2 (or as otherwise agreed between the Parties in writing), and each Party agrees to reasonably cooperate with the other Party in respect of obtaining and enforcing such developed Intellectual Property Rights.
(b)    Each Party hereby grants to the other Party (to the extent that it is required):
(i)    permission; or
(ii)    (where applicable) a perpetual, irrevocable, non-exclusive, royalty-free, transferable, worldwide licence, to use and exploit the Developed Common IP.
(c)    No Party has the right to sublicence the Developed Common IP to a Third Party except with the prior written consent of the other Party.
(d)    The Parties agree to use best endeavours to explore all opportunities to use or monetise the Developed Common IP through Future Projects.
17.4    Product Development Agreement
The Parties acknowledge and agree that:
(a)    this Agreement is not intended to be a product development agreement;
(b)    if the Parties intend to collaboratively develop or enhance the production of other synthetic renewable fuels and other renewables energy combinations and applications (not relating to the production of methanol), the Parties may enter into an appropriate product development agreement before any such collaboration commences; and
(c)    such product development agreement may include provisions regarding the ownership and licensing of any intellectual property related to the elements mentioned in 17.4(b), developed or enhanced under that product development agreement.

18    Insurance
Each Party must, at its own expense, in respect of the Development Activities take out and keep in full force and effect, any insurance:
(a)    required by the laws in force in the applicable State or Territory or by virtue of any contractual obligations entered into for the purposes of the Development Activities; or
(b)    determined by the Steering Committee from time to time.

Gilbert + Tobin	| page | 38

19    Confidentiality
19.1    Confidentiality obligation
Each Party (Information Recipient):
(a)    may use Confidential Information of a Disclosing Party only for the purposes of the Development Activities, this Agreement and the transactions contemplated by this Agreement; and
(b)    must keep confidential all Confidential Information of each Disclosing Party except for disclosures permitted under clause 19.2.
19.2    Exceptions
(a)    Clause 19.1 does not apply to an Information Recipient to the extent that the relevant disclosure or use:
(i)    has the prior written consent of the Disclosing Party;
(ii)    is a media announcement in the form agreed between the Parties in accordance with clause 19.4;
(iii)    is to its Personnel, Advisers, Observers, professional advisers, auditors, consultants, financiers, prospective financiers and Related Bodies Corporate to whom (and to the extent to which) it is necessary to disclose the information in order to properly perform its obligations under this Agreement;
(iv)    is necessary to enforce its rights or to defend any Claim under this Agreement or for use in legal proceedings regarding this Agreement or the transaction contemplated by this Agreement;
(v)    is necessary to obtain any consent or approval contemplated by this Agreement; or
(vi)    is necessary to comply with any applicable law, legal process, any request, order or rule of any Governmental Authority, the rules of any National Stock Exchange or in a prospectus or other document with statutory content requirements prepared for a transaction involving a Party, after first consulting with the other Party to the extent practicable having regard to those obligations about the form and content of the disclosure, and provided that, before disclosure:
(vii)    in the case of the Information Recipient’s (and their Related Body Corporate’s) Personnel, those persons have been directed by the Information Recipient to keep confidential all Confidential Information of the Disclosing Party and use Confidential Information solely for the purpose of the Development Activities, this Agreement and the transactions contemplated by this Agreement; and
(viii)    in the case of other persons (except those disclosures under clauses 19.2(a)(ii), 19.2(a)(iv), 19.2(a)(v) and 19.2(a)(vi)), those persons have

Gilbert + Tobin	| page | 39

agreed in writing with the Information Recipient to comply with substantially the same obligations in respect of Confidential Information of the Disclosing Party as those imposed on the Information Recipient under this Agreement,
(each a Direction).
19.3    Information Recipient’s obligations
An Information Recipient must:
(a)    ensure that each person to whom it discloses Confidential Information of a Disclosing Party under clause 19.2 complies with its Direction; and
(b)    notify the Disclosing Party of, and take all reasonable steps to prevent or stop, any suspected or actual breach of a Direction.
19.4    Media or public announcement
(a)    A Party must not (and the Project Manager and the Steering Committee must not), before or after the Commencement Date, make or send a public announcement, communication or circular in relation to:
(i)    this Agreement; or
(ii)    the transactions or projects referred to in this Agreement, including any Future Project, unless it has first obtained the written consent of the other Party, which consent is not to be unreasonably withheld or delayed.
(b)    Clause 19.4(a) does not apply to a public announcement, communication or circular required by law or the requirements of a regulatory body (including the U.S. Securities and Exchange Commission, Nasdaq and any other relevant stock exchange), if the Party required to make or send it has, if practicable, first consulted and taken into account the reasonable requirements of the other Party, provided that the Party must only disclose such information necessary to comply with the requirements of law or the applicable regulatory body.

20    Compliance
20.1    Definitions
For the purpose of this clause 20:
(a)    "Party” and "Parties" shall include and be limited to the co-contractors themselves, and their respective managers, directors, and representatives directly involved with this Agreement.
(b)    “Ultimate Beneficial Owner" shall mean any natural person who ultimately either hold, directly or indirectly, 25 per cent or more of the voting rights or share capital, or exercise controlling power over the Party’s management or administration bodies or over the Party’s general assembly.

Gilbert + Tobin	| page | 40

(c)    “Associated Person” shall mean natural or legal person who performs services for or on behalf of a Party in connection with this Agreement, including but not limited to their respective officers, directors, employees, and Related Bodies Corporate.
(d)    “Sanctions Laws” shall mean any trade control or sanctions restrictions programs maintained by the United States, the European Union, the United Nations, or other countries, including but not limited to, the EU sanctions program or its Member States programs, France, Her Majesty Treasury programs, the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”) programs, the U.S lists of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders program, Denied Parties program, Debarred Parties programs, the U.S. Entities lists, U.S. State Department’s Non-proliferation Sanctions programs, and equivalent programs or lists of restriction or prohibition maintained under applicable laws of other countries.
(e)    “Sanctioned Party” shall mean a person, entity, body or vessel who is, or is directly or indirectly, owned or controlled (as such terms are defined by the relevant sanctions authority) by, a designated target of Sanctions Laws.
(f)    "Anti-corruption Laws" shall mean any laws, regulations, or orders addressing corruption, bribery (including commercial bribery) and influence peddling including, without limitation, laws that prohibit the giving, offering, promising or authorization of the payment or transfer of anything of value, in cash or in kind (including but not limited to inappropriate gift, travel, meal or entertainment), directly or indirectly, to any Government Official, any employee of any commercial entity or to any other person to improperly gain or retain any favourable decision or any other business advantage; this include without limitation the US Foreign Corrupt Practices Act of 1977, the Criminal Code Act 1995 (Cth), the Criminal Law Consolidation Act 1935 (SA), the Bribery Act 2010 of the United Kingdom and all applicable national and international laws applicable to the Parties enacted to implement and comply with the Organization for Economic Cooperation and Development ("OECD") Convention dated 17 December 1997 on Combating Bribery of Foreign Public Officials in International Business Transactions and/or the United Nations ("UN") Convention against Corruption dated 31 October 2003.
(g)    “Anti-Money Laundering and Financing of Terrorism Laws” shall mean any laws, rules, and regulations of any jurisdiction legally applicable to the Parties and that relates to money laundering, any predicate offense to money laundering, or any financial record keeping and reporting requirements related thereto, including but not limited to the regulations enacted to comply with the FATF’s International Standards on Combating Money Laundering and the Financing of Terrorism and Proliferation dated February 2012, as amended October 2021.
(h)    “Conflict of Interests” shall mean any link or relation (commercial, financial, intellectual property, personal relationships with individuals or organizations) of a Party, or any of its beneficial(s) owner(s), subsidiary(ies) or Associated Person(s) that improperly influence or could improperly influence the performance of the Parties’ official duties and responsibilities in connection with this Agreement.
(i)    “Export Control Regulations” may include, but are not limited to, the European export control regulations, the United States export control regulations

Gilbert + Tobin	| page | 41

(including, but not limited to item subject to U.S Nuclear Regulatory Commission, the U.S Department of Energy, the U.S Department of Commerce Export Administration Regulations, and any other trade control regulations or sanction including by the U.S Office of Foreign Assets Control (OFAC)), any other relevant export control regulations and any decision or restriction taken by relevant jurisdiction under this frame, that might be applicable to this Agreement.
20.2     Representations and warranties
In connection with this Agreement, each Party represents and warrants that at the date of its entering into force and for the whole duration of this Agreement:
(a)    it agrees to comply with any applicable Anti-corruption Laws, Sanctions Laws, Export Control Regulations and Anti-Money Laundering and Financing of Terrorism Laws;
(b)    it has not, at any time, directly or indirectly
(i)    made, offered to make, promised to make or authorised the payment or giving or receiving of, any bribe, rebate, payoff, influence payment, kickback or other payment, hospitality, or gift, money, or anything of value which is prohibited under any applicable Anti-Corruption Laws; or
(ii)    otherwise violated, or is currently in violation in any respect of, any provision of any Anti-Corruption Laws or Anti-Money Laundering and Financing of Terrorism Laws, and it has taken and will continue to take reasonable measures to prevent its Associated Persons from doing so;
(c)    it or any of its Ultimate Beneficial Owners or any of its Associated Persons is not in any situation of Conflict of Interest;
(d)    neither it nor any of its Ultimate Beneficial Owner(s) or subsidiaries, or any Associated Person of such parties, is, or is owned or controlled by a Sanctioned Party, nor has engaged or is engaging in dealings, transactions, or any contractual relationship involving any Sanctioned Party and sanctioned country in connection with this Agreement, in each case where such dealings, transactions or any contractual relationship would violate Sanctions Laws;
(e)    neither it nor any of its Ultimate Beneficial Owner(s) have been, directly or indirectly involved, nor have they been prosecuted, convicted, or entered into any Settlement in relation to, or otherwise held legally liable for, any violation of Anti-corruption Laws and Anti-Money Laundering and Financing of Terrorism Laws at any stage within the past five (5) years;
(f)    it has not had any of its funds or assets seized or forfeited in the pursuant to any applicable Anti-Money Laundering and Financing of Terrorism Laws, Anti- corruption Laws, and Sanction Laws;
(g)    it does not appear on any list of contractors or individuals debarred from tendering or participating in any project funded by the World Bank or any other multilateral or bilateral aid agency and is not prohibited to participate in public tenders in Australia;

Gilbert + Tobin	| page | 42

(h)    it has not and will not use the relationship with the other Party and its legal business entities to knowingly disguise the origin or the destination of illegally obtained resources, or to finance illegal activities, or to violate or evade applicable Sanctions laws, Anti-corruption Laws and Anti-Money Laundering and Financing of Terrorism Laws, directly or indirectly;
(i)    when required by applicable laws, it has established and maintains, in accordance with its risk exposure, an appropriate compliance program of written policies, procedures and internal controls reasonably designed to comply with Anti- Corruption Laws, including a code of conduct, trainings and materials regarding its compliance program provided to its employees; and
(j)    when required by applicable laws, it has kept and will keep, pursuant to the provisions by applicable law, complete and accurate records of all transactions and such records shall state in reasonable detail the purpose of each expense and the receipt and distribution of assets.
20.3    Associated Person involvement
In the event that Vast engages any Associated Person in relation to any activity connected with this Agreement:
(a)    it shall ensure that provisions equivalent to this section 20 are included within the contract or terms of engagement under which that Associated Person is appointed to carry out the relevant activity connected with this Agreement and it will conduct appropriate compliance due diligence on any Associated Person appointed to perform services on its behalf in relation to the performance of this Agreement; and
(b)    Mabanaft shall be entitled to enforce the abovementioned provisions (as against the relevant third party) as if it were the Party responsible.
20.4    Notification
Vast shall notify Mabanaft immediately if, during the term of this Agreement, it becomes aware that:
(a)    there is any knowledge of a potential failure to honour any contractual obligation under this clause 20;
(b)    it or any of its Ultimate Beneficial Owners or any of its Associated Persons have or may have committed a prohibited act (as described in clause 20.2(e));
(c)    it or any of its Ultimate Beneficial Owners or any of its Associated Persons is in any situation of Conflict of Interest;
20.5    Audit, Right to terminate and suspension of the Agreement
(a)    If Mabanaft asserts that Vast is not in compliance with clause 20, Mabanaft shall send a notice to Vast indicating the type of non-compliance asserted. After giving such notice, Mabanaft may cause an independent auditor to audit the records of Vast in respect of the asserted noncompliance. The costs of any independent auditor under this clause 20.5 shall be paid (i) by Vast being audited, if it is determined not to be in compliance with clause 20 and (ii) by Mabanaft requesting the audit, if Vast is determined to be in compliance with clause 20.

Gilbert + Tobin	| page | 43

(b)    Each Party agrees to indemnify and hold the other Party, harmless from any losses, damages, liabilities, payments, Claims, suits, actions, proceedings, penalties, fines, judgments, costs and expenses (including attorney’s fees) arising out the indemnifying Party’s breach of any or all of clause 20. Any breach of any of the representations, warranties and covenants in clause 20 shall be grounds for immediate termination of this Agreement.
20.6    Suspension of the Agreement in the event Sanctions prevent any Parties from the execution
(a)    Without prejudice to clause 14, when a criminal, civil or administrative sanction has been issued by a competent authority for non-compliance with Sanctions Laws, Anti-Corruption Laws or Anti-Money Laundering and Financing of Terrorism Laws, the affected Party undertakes to inform the other Party without delay. Parties may agree to a suspension of the Agreement and in particular:
(i)    to immediately suspend the affected obligation (whether a payment or performance) until the affected Party can fulfil this obligation; and/or
(ii)    fully release the affected obligation, where the impediment to the performance of the obligation continues (or should reasonably continue) until the end of the contractual period, provided that, where the relevant obligation relates to the payment of goods already delivered, the affected payment obligation remains suspended (without prejudice to interest for delay) until the affected Party can make the payment in accordance with the law.
(b)    If the sanction affects a Party for more than three (3) consecutive months, the Parties may by mutual agreement, terminate the Agreement without compensation and without damages to the other Party.
20.7    Export control (when applicable)
(a)    The Parties acknowledge that:
(i)    items, software, technology or services, or other information made available during the performance of the Agreement may be subject to relevant applicable Export Control Regulations (“Controlled Items”), as the same may be amended from time to time, and agree to comply with the same when applicable;
(ii)    the transfer of such Controlled Items to or for certain countries or entities may be prohibited or restricted or subject to prior authorization of relevant country’s governmental authorities.
(b)    The Parties shall ensure that all Controlled items provided by or on behalf of each Party or which is developed therefrom, are exclusively used for the purpose as defined in the Contract, as such each Party warrants that any parts of the Controlled Items shall not be used for design, development, or production of any (i) non civil nuclear end use, or (ii) military, ballistic, biological and chemical weapons or cryptographic end use.
(c)    Each Party shall identify among all items, software, technology or services, or other information made available, provided by or on behalf of each Party, such items, software, technology or services or information which are Controlled Items.

Gilbert + Tobin	| page | 44

(d)    The Parties shall undertake to obtain, maintain and, on request, supply copies to the other Party of any required licenses, authorizations, consents and/or approvals that are necessary for the transfer of information under or in relation to this Agreement in full compliance with the relevant applicable Export Control Regulations.
(e)    Each Party shall inform the other on whether specific trade restrictions apply to the Controlled Item with regards to the intended end use or end user and will discuss the reasonable safeguard measures which may be defined and implemented to comply with such restrictions.
(f)    A receiving Party shall not be liable for a breach of the foregoing provision in respect of information provided by or on behalf of the other Party if it was not made aware in writing (by way of appropriate document marking or otherwise) of any applicable export control restrictions in respect of such information in circumstances where such Party could not otherwise have been reasonably aware of any such applicable restrictions.
(g)    In case any relevant applicable Export Control Regulations or trade regulations constrain a Party to apply for and obtain an export license, then the other Party shall provide with all necessary documentation requested before delivery, including, as applicable, by signing and delivering any requested end user certificate or the like as soon as possible.
(h)    Each Party undertakes to not export, re-export, transfer or otherwise release or make available, including by deemed (re)export when applicable, the Controlled Items to any other entity, person and third party for which such export, re-export, transfer or otherwise disclosure of parts of Controlled Item is prohibited or restricted by relevant applicable Export Control Regulations, applicable at the time of such export, re-export or transfer, except in strict compliance with all such Export Control Regulations and subject to first obtaining (i) written prior approval from the disclosing Party, and (ii) from the relevant authorities requiring export license(s) or approval when applicable.

21    Notices and other communications
21.1    Service of notices
A notice, demand, consent, approval or communication under this Agreement (Notice) must be:
(a)    in writing, in English and signed by a person duly authorised by the sender; and
(b)    hand delivered or sent by prepaid post or email to the recipient’s address for Notices specified in the Details, as varied by any Notice given by the recipient to the sender.
21.2    Effective on receipt
A Notice given in accordance with clause 21.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:
(a)    if hand delivered, on delivery;

Gilbert + Tobin	| page | 45

(b)    if sent by prepaid post, on the sixth Business Day after the date of posting (or on the tenth Business Day after the date of posting if posted to or from a place outside Australia);
(c)    if sent by email, on the earlier of:
(i)    the time the sender receives an automated message from the intended recipient’s information system confirming delivery of the email;
(ii)    the time that the email is first opened or read by the intended recipient, or an employee or officer of the intended recipient; and
(iii)    four (4) hours after the time the email is sent (as recorded on the device from which the sender sent the email) unless the sender receives, within that four (4) hour period, an automated message that the email has not been delivered, but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

22    General provisions
22.1    Alterations
This Agreement may be altered only in writing signed by each Party.
22.2    Approvals and consents
Except where this Agreement expressly states otherwise, a Party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this Agreement.
22.3    Costs
Each Party must pay its own costs of negotiating, preparing and executing this Agreement.
22.4    Stamp duty
Any stamp duty, duties or other taxes of a similar nature (including fines, penalties and interest) in connection with this Agreement or any transaction contemplated by this Agreement, must be paid by the Parties in equal shares.
22.5    Survival
The following clauses survive the expiration or termination of this Agreement:
(a)    9 – Future Project Right of First Refusal;
(b)    10.2(d) – Development activities for Future Projects;
(c)    10.4 – Marketing;
(d)    10.5 to 10.9 – Liability and Indemnities;

Gilbert + Tobin	| page | 46

(e)    11.4 – Joint Venture Agreement;
(f)    12.1 – Withdrawing from the Project;
(g)    13 – Non-solicitation;
(h)    14.5 – Failure to provide Offtake Offer;
(i)    14.6 – Failure to achieve Commercial Operations for VS1;
(j)    14.7 – Defaulting Party continues to be liable;
(k)    14.9– Effect of expiration or termination;
(l)    15 – Dispute Resolution;
(m)    17 – Intellectual Property;
(n)    19 – Confidentiality;
(o)    21 – Notices;
(p)    22.5 – Survival; and
(q)    22.13 – Governing law and jurisdiction.
22.6    Counterparts
This Agreement may be executed in counterparts. All executed counterparts constitute one document.
22.7    No merger
The rights and obligations of the Parties under this Agreement do not merge on completion of any transaction contemplated by this Agreement.
22.8    Entire agreement
This Agreement constitutes the entire agreement between the Parties in connection with its subject matter and supersedes all previous agreements or understandings between the Parties in connection with its subject matter.
22.9    Further action
Each Party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this Agreement and any transactions contemplated by it.
22.10 Severability
A term or part of a term of this Agreement that is illegal or unenforceable may be severed from this Agreement and the remaining terms or parts of the term of this Agreement continue in force.

Gilbert + Tobin	| page | 47

22.11 Waiver
A Party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the Party giving the waiver.
22.12 Payments
A Party liable to make a payment under this document is to make the payment without set off, counterclaim or deduction. The Party to whom a payment is to be made need not make a demand for payment unless a demand is expressly required.
22.13 Governing law and jurisdiction
This Agreement is governed by the law of South Australia and each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of South Australia.
22.14 Ipso Facto Stay
The provisions of this Agreement are subject to any Ipso Facto Stay which may operate to prevent the enforcement of rights under this Agreement. To the extent that there is any conflict between the provisions of this Agreement and the Ipso Facto Stay, this Agreement is to be interpreted subject to the Ipso Facto Stay.
22.15 Remote conferencing
Where this Agreement calls for or requires a meeting between the Parties, their Personnel, or the Steering Committee, such meetings may be attended by telephone, video conferencing or any other means of electronic conferencing.
22.16 Third Party Rights
(a)    A person who is not a Party under this Agreement may not enforce any term of this Agreement.
(b)    The Parties may alter any term and may rescind this Agreement without the consent of any person who is not a Party under this Agreement.

Gilbert + Tobin	| page | 48

Execution page

Executed as an agreement.

Signed by Vast Renewables Limited in accordance with section 127 of the Corporations Act 2001(Cth) by:

/s/ Craig Wood	/s/ Alec Waugh

Signature	Signature

Craig Wood	Alec Waugh

Name (print)	Name (print)

CEO and Director	General Counsel and Company Secretary

Position	Position
[The remainder of this page is left blank intentionally]
[Execution blocks continue over the page]

Gilbert + Tobin	Execution page - Joint Development Agreement

Executed as an agreement (cont.).

Mabanaft

Executed for and on behalf of Mabanaft GmbH & Co. KG

/s/ Volker Ebeling	/s/ ppa Tanja Aulerich

Signature	Signature

Volker Ebeling	ppa Tanja Aulerich

Name (print)	Name (print)

SVP New Energy, Chemicals & Gas	Head of Legal & Compliance

Position	Position
[The remainder of this page is left blank intentionally]

Gilbert + Tobin	Execution page - Joint Development Agreement